Exhibit 16


                            [LETTERHEAD OF KPMG LLP]


January 7, 2000


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:


We were previously principal accountants for Gouverneur Bancorp, Inc. and, under the date of November 12, 1999, we reported on the consolidated financial statements of Gouverneur Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999. On January 6, 2000 our appointment as principal accountants was terminated. We have read Gouverneur Bancorp, Inc.'s statements included under
Item 4 of its Form 8-K dated January 6, 2000, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP